Exhibit 10.2

NOTE

$31,650,000.00	Dallas, Texas	September 29, 2006

1.             FOR VALUE RECEIVED, BEHRINGER HARVARD MOUNTAIN VILLAGE, LLC, a Colorado limited liability company (“Maker”), hereby unconditionally promises to pay to the order of TEXANS COMMERCIAL CAPITAL, LLC, a Texas limited liability company (“Payee”), at 777 East Campbell Road, Suite 650, Richardson, Texas 75081, or such other address as Lender may from time to time designate in accordance with Section 9.01 of the hereafter described Loan Agreement, the sum of THIRTY-ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($31,650,000.00) (the “Loan Amount”), in lawful money of the United States of America.    This note evidences a straight line of credit (not a revolving line of credit).  Once the total amount of principal has been advanced, borrower is not entitled to further loan advances even though subsequent principal reductions have been made and the total principal outstanding is less than the total principal amount of the note.  Borrower agrees to be liable for all sums advanced under the note, including without limitation any amounts (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of borrower’s accounts with lender or paid by cashier’s check.  The unpaid principal balance owing on this note at any time may be evidenced by endorsements on this note or by lender’s internal records, including daily computer print-outs.

2.             The following terms shall have the definitions assigned below for all purposes of this Note and the other Loan Documents.  Each capitalized term not defined in this Note shall have the meaning assigned to such term in the Loan Agreement.

“Applicable Interest Rate” means a floating per annum rate of interest equal, on any day, and from day to day to the sum of (i) WSJ Prime and (ii) three-quarters percent (0.75%).  The Applicable Rate shall change, without notice to Maker, with each change in the WSJ Prime.

“Closing Date” means the date indicated in the upper right corner of this Note.

“Default Rate” means a per annum interest rate which shall from day-to-day be equal to the Maximum Rate or, if no Maximum Rate is applicable to this Note, eighteen percent.

“Late Payment Fee” means an amount equal to five percent (5%) of any overdue payment as an estimate of the additional administrative costs and expenses Lender will incur in servicing such late payment.

“Loan Agreement” means that certain Construction Loan Agreement dated of even date herewith between Maker and Payee, as it may from time to time be amended, restated or supplemented.

“Maturity Date” means October 1, 2009, as such date may be extended pursuant to Section 4(b) of this Note.

“Maximum Rate” means the maximum rate (or, if the context so requires, an amount calculated at such rate) of interest which the holder of the Note is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges.

“Payment Date” means the 1st day of each calendar month during the Term of the Loan, commencing with the 1st day of November, 2006.

“WSJ Prime” means the variable rate of interest published in the Money Rates Section of the Wall Street Journal as the highest rate shown as the “Prime Rate” on corporate loans at large United States money center commercial banks; provided that, if the Wall Street Journal should discontinue publication of such rate, Payee shall select a substitute rate, in Payee’s reasonable discretion.

3.             The unpaid principal balance of this Note shall bear interest from the date advanced until maturity at the Applicable Interest Rate. Interest shall accrue on the basis of a 360-day year (at a daily rate equal to 1/360th of the rate per annum herein provided), and shall be charged and collected based on the actual number of days elapsed during the interest period (based on a year consisting of 365 days, or 366 days in a leap year); provided, however, if at any time such calculation would otherwise cause the rate of interest to exceed the Maximum Rate, then for such period the daily rate shall be 1/365th (1/366th in a leap year) of the rate per annum specified therein.

4.             (a)           Principal of and interest accrued on the Note shall be due and payable as follows:

(i)            On each Payment Date prior to the Maturity Date, a payment of all unpaid interest accrued to such date;  and

(ii)           On October 1, 2008, a payment of principal in the amount of $5,000,000.00 if required pursuant to Section 2.07(b) of the Loan Agreement; and

(iii)          On the Maturity Date, or such earlier date as the maturity of the Loan may be accelerated pursuant to the Loan Documents, the full unpaid principal balance of and accrued, unpaid interest on the Loan.

(b)           Notwithstanding anything to the contrary contained herein, so long as no Event of Default or Potential Default has occurred and is continuing, Lender shall, upon receipt of (i) Borrower’s written request and (ii) a loan extension fee equal to the product of (x) one-half percent (0.5%) times (y) the then outstanding principal balance of this Note, both delivered to Lender on or before a date which is more than thirty (30) days but not more than ninety (90) days prior to the then scheduled Maturity Date, extend the maturity date of this Note for one year, to October 1, 2010.  As a condition precedent to each such extension, Borrower shall execute and deliver such documentation and title insurance endorsements, at Borrower’s cost, as Lender deems appropriate in connection with each such extension.

(c)           Borrower shall cause all payments on the Loan to be made to Lender at 777 East Campbell Road, Suite 650, Richardson, Texas 75081, or such other address as Lender may from time to time designate in accordance with Section 9.01 of the Loan Agreement.

(d)           After the maturity of the Loan, the obligations of Borrower and the rights and privileges of Lender under this Loan Agreement, the Note and all other Loan Documents shall continue in full force and effect until the Note and the remaining Obligation have been paid and performed in full.

5.             All past-due principal of the Loan and, to the extent permitted by applicable law, all past-due interest on the Loan shall bear interest until paid at the Default Rate.

6.             If any payment of principal of or interest on the Loan becomes overdue for a period in excess of ten (10) days, Borrower shall pay to Lender a Late Payment Fee in connection with such overdue payment, which amount is an estimate of the additional administrative costs and expenses Lender will incur in servicing such late payment.

7.             This Note has been executed and delivered pursuant to the Loan Agreement and is the “Note” referred to therein.  The holder of this Note shall be entitled to the benefits provided in the Loan Agreement.  Reference is hereby made to the Loan Agreement for a statement of (a) the prepayment rights and obligations of Maker, (b) the events upon which the maturity of this Note may be accelerated, and (c) the collateral and security for this Note.  The Loan Agreement provides that, with certain exceptions provided for therein, any transfer, sale, lease, trade, conveyance, exchange, mortgage, encumbrance, pledge, assignment or other disposition of the Property or any direct or indirect ownership interest in Maker or any Guarantor, or any portion of or interest in any of the foregoing, constitutes an Event of Default under the Loan Agreement, and such provisions of the Loan Agreement are hereby incorporated in this Note by reference.  The repayment of this Note is secured by the Liens of the Loan Documents.

8.             Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or changes in any manner of or in this Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

9.             It is the intention of each of Payee and Maker to comply with all applicable federal and state Laws relating to usury; that is, laws limiting charges for the use, detention or forbearance of money and governing contracts relating thereto.  Accordingly, this Note and all agreements between Maker and Payee, whether now existing or hereafter arising, are expressly limited so that in no event whatsoever, whether by reason of acceleration of the maturity of the Obligation, or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of the money to be loaned under the Note or otherwise, or for the performance or payment of any covenant or obligation contained herein or in any other Loan Document exceed the Maximum Rate.  In the event Payee ever receives, collects, or applies as interest, any excess amount which would be excessive interest, that amount shall be treated as a principal prepayment under this Note and applied to reduce the outstanding principal balance of this Note; provided that, if the principal of this Note is paid in full, any remaining excess shall be paid to Maker.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note; provided that, if this Note is paid and performed in full prior to the end of its full contemplated term, and if the interest received by Payee for the actual period of existence of this Note exceeds the Maximum Rate, Payee shall refund to Maker the amount of such excess, and, in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Rate.  To the extent that Payee is relying on the laws of the State of Texas for purposes of determining the Maximum Rate, such term shall mean the interest rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified.  To the extent United States federal law permits Payee to contract for, charge or receive a greater amount of interest, Payee will rely on United States federal law instead of Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified, for the purpose of determining the Maximum Rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, implement any other method of computing the Maximum Rate under Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified, or under other applicable Law, by giving Maker the notice required by applicable law now or hereafter in effect.  In no event shall the Loan be considered a revolving credit account as defined in Chapter 346 of the Texas Finance Code, as may be hereafter amended or recodified.  The terms and provisions of this Section 9 shall control and supersede every other provision of this Note and of all agreements with respect to the Loan between Maker and Payee in the event of a conflict in such provisions.

10            This Note shall be governed by the laws of the State of Texas or the laws of the United States, as applicable.  Any suit, action or proceeding against Maker with respect to this Note or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Texas or in the United States Courts located in the Dallas County, Texas as Payee in its sole discretion may elect, and Maker hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.  Maker hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of Texas may be brought upon its process agent appointed below, and Maker hereby irrevocably appoints Gerald J. Reihsen, III whose address is 15601 Dallas Parkway, Suite 600, Addison, TX 75001, its process agent, as its true and lawful attorney-in-fact in the name, place and stead of Maker to accept such service of any and all such writs, process and summonses.  Maker hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Agent by registered or certified mail, postage prepaid, to Maker’s address set forth in Section 10.01 of the Loan Agreement.  Maker hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note brought in the courts located in Dallas County, State of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  MAKER, AND PAYEE BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE, WHICH WAIVER IS INFORMED AND VOLUNTARY.  To the fullest extent permitted by applicable law, Maker hereby waives any and all rights to require marshaling of assets by Payee.

BEHRINGER HARVARD MOUNTAIN VILLAGE, LLC,
a Colorado limited liability company

By:	Behringer Harvard Short-Term Opportunity Fund I LP,
a Texas limited partnership,
its manager

	By:	Behringer Harvard Advisors II LP.
a Texas limited partnership,
its general partner

		By:	Harvard Property Trust, LLC,
a Delaware limited liability company
its general partner

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